News Release

For Immediate Release:	For More Information,
November 6, 2020	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Added to the S&P SmallCap 600® Index

Southern Pines, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has received notice that S&P Global will add First Bancorp to the S&P SmallCap 600® Index effective Friday, November 13, 2020. This Index is comprised of 600 stocks in various sectors with market capitalizations of between $600 million and $2.4 billion and seeks to measure the small-cap segment of the U.S. equity market. The Index is designed to track companies that meet specific inclusion criteria to ensure that they are liquid and financially viable.

Richard Moore, the Chief Executive Officer of First Bancorp, stated, “We are pleased with the addition of our stock to this widely followed stock index and expect that it will increase the liquidity of the stock for our shareholders.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $7.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.